AMENDMENT

 TO

 ASSET PURCHASE AGREEMENT

This Amendment to the Asset Purchase Agreement (“Amendment”), by and between Global Sports Edge, Inc., Winning Edge International, Inc., Wayne Allyn Root and Betbrokers plc, and dated June 27, 2007, is entered into on this 31st day of August, 2007, by and between Global Sports Edge, Inc., Winning Edge International, Inc., Wayne Allyn Root and Betbrokers plc.

PREMISES:

A.     On June 27, 2007, the parties entered into an Asset Purchase Agreement (the “Agreement”).

B.      The parties desire to amend Section 1.02, Consideration and set the buyers price per share price.

C.   The parties desire to amend Section 1.04 of the Agreement to extend the closing deadline.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.   Consideration and Price per Share.  The second sentence of Section 1.02 of the Agreement is hereby amended by replacing it with the following two sentences:  Solely for purposes of this Agreement, the value of the shares of Buyer’s stock shall be determined by the higher of (i) the average of the closing bid price on the five consecutive trading days prior to Closing, or (ii) 5.00 pence.   For purposes of valuing Buyer's stock in United States Dollars, it is agreed an exchange rate of $2.02 per British pound will be used.

2.   Closing Deadline Extended.  Section 1.04 of the Agreement is hereby amended in its entirety to read as follows:

1.04 Closing and Parties.  The Closing contemplated hereby shall be held at a mutually agreed upon time and place (the “Closing Date”) but no later than September 14, 2007, or on such date that all required corporate action has been accomplished including any shareholder approval required by Seller’s parent corporation, Winning Edge.  The Closing may be accomplished by wire, express mail, overnight courier, conference telephone call or as otherwise agreed to by the respective parties or their duly authorized representatives.

3.   Other Inconsistent Provisions Hereby Amended.   Any other provisions of the Agreement  which are inconsistent with the terms of Sections 1 and 2 of this Amendment described above, shall be deemed to be amended consistent therewith.  All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

4.     Ratification.

Except as expressly amended hereby, the terms of the Agreement are hereby ratified and approved as originally written.

5.     Counterparts.   This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Capitalized terms not otherwise defined herein have the meanings given to such terms in the above referenced Asset Purchase Agreement.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

SELLER:

BUYER:

Global Sports Edge, Inc.

Betbrokers PLC

            A Delaware Corporation

A United Kingdom Corporation

By:__/s/___________________________

By:___/s/_________________________

     Wayne Allyn Root, CEO

     Wayne Lochner, Chairman

PARENT CORPORATION OF SELLER:

Winning Edge International, Inc.

By:__/s/___________________________

     ___/s/_________________________

      Name: Wayne Allyn Root

     Wayne Allyn Root

      Title: CEO